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       SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT

     THIS SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT ("Second Amendment") dated as of the 27th day of October, 1997 is made by and between LPC COMMERCIAL SERVICES, INC. ("Purchaser") and DEAN WITTER REALTY INCOME PARTNERSHIP III, L.P. ("Seller").

                          RECITALS:

R-1. Purchaser and Seller entered into a certain Purchase and Sale Agreement, dated as of October 1, 1997, as amended by that certain First Amendment to Purchase and Sale Agreement, dated as of October 15, 1997 (together, the "Purchase Agreement"), wherein, inter alia, Seller has agreed to sell, and Purchaser has agreed to purchase, certain real property and all improvements thereon known generally as the Holcomb Woods Office Buildings. Roswell, Georgia.

R-2. Seller and Purchaser have agreed to (a) acknowledge that the Due Diligence Period has expired and that Purchaser has agreed to proceed to Closing, pursuant and subject to the terms of the Purchase Agreement, (b) reduce the Purchase Price as set forth herein, (c) extend the Closing Date until November 10, 1997, and
     (d) conduct the Closing in the Atlanta, Georgia office of Holland & Knight LLP.

R-3. Purchaser has agreed to increase the Deposit by the amount of $100,000.

                         AGREEMENTS:

     NOW, THEREFORE, in consideration of Ten Dollars ($10.00) in hand paid from each party to the other, the mutual convenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser and Seller hereby agree as follows:

     1. Definitions. Unless otherwise expressly provided herein, all capitalized terms not expressly defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

     2. Expiration of Due Diligence Period. Purchaser and Seller acknowledge that the Due Diligence Period has expired. This Second Amendment shall constitute Purchaser's notice to Seller that it has elected to purchase the Property on and subject to the terms and conditions set forth in the Purchase Agreement.
     3. Extension of Closing Date. The Closing Date is hereby extended from the date which is five (5) business days after the expiration of the Due Diligence Period to Monday, November 10, 1997 (and if such date is a holiday or not a "business day", i.e., a national banking day, then on the next "business day").

     4. Method of Closing. Closing shall be conducted in the Atlanta, Georgia offices of Holland & Knight LLP.

     5. Increase of Deposit. Purchaser shall deposit with Escrow Agent, by 5:00 p.m. (Eastern time) on Tuesday, October 28, 1997, an additional deposit (the "Additional Deposit") in the amount of One Hundred Thousand Dollars ($100,000.00). The Additional Deposit shall be added to the Deposit and shall constitute a part of Downpayment B. The Additional Deposit shall be invested, maintained and disbursed as a part of Downpayment B pursuant to the terms of the Purchase Agreement and the Escrow Agreement.

     6. Reduction of Purchase Price. The Purchase Price is hereby reduced by One Hundred Thirty Seven Thousand Five
Hundred Dollars ($137,500.00) from Nineteen Million Two
Hundred Fifty Thousand Dollars ($19,250,000.00) to Nineteen
Million One Hundred Twelve Thousand Five Hundred Dollars
($19,112,500.00). All references in the Purchase Agreement to the Purchase Price shall mean the Purchase Price as reduced herein.

     7. Reaffirmation of Purchase Agreement. The Purchase Agreement remains in full force and effect and Purchaser and Seller each hereby affirm, confirm and reaffirm all and singular, the terms of the Purchase Agreement, as amended hereby.

     8. Counterparts. This Second Agreement may be executed in counterparts, all of which, when taken together, shall constitute a single unified and binding instrument.
IN WITNESS WHEREOF, Purchaser and Seller have executed and delivered this Second Amendment as of the date first hereinabove written.


                              PURCHASER:

                              LPC COMMERCIAL SERVICES, INC.


                              By:
____________________________
                                 Name:       W. Frank Cofer
                                 Title: Vice President


                              SELLER:

                              DEAN WITTER REALTY INCOME
PARTNERSHIP III, L.P.

                              By:  Dean Witter Realty Income
Properties III, Inc., its          general partner



                              By:
____________________________
                                 Name:  Ronald J. DiPietro
                                 Title: